Exhibit 10.2

AMENDMENT NO. 1 TO
EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of the 1st day of June 2007, by and between BOARDWALK BANK, a New Jersey commercial bank (“Boardwalk”), and MICHAEL D. DEVLIN, an adult individual (the “Executive”).

WHEREAS, Boardwalk entered into an Employment Agreement with the Executive dated as of June 1, 1999 (the “Employment Agreement”);

WHEREAS, effective July 1, 2006, Boardwalk formed Boardwalk Bancorp, Inc., a New Jersey business corporation and bank holding company of Boardwalk (“Bancorp”); and

WHEREAS, each of Boardwalk and the Executive desires to amend the Employment Agreement (i) to modify the definition of Change in Control in order to reflect the formation of Bancorp, (ii) to make certain modifications in order to comply with the final regulations regarding nonqualified deferred compensation and Section 409A of the Internal Revenue Code of 1986, as amended, issued on April 10, 2007 by the Treasury Department and the Internal Revenue Service and (iii) to modify certain tax gross-up provisions.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth herein, the parties hereto agree as follows:

1.  Amendment of Employment Agreement.  The following amendment to the Employment Agreement are effective as of January 1, 2005, except for Section 1(c) hereof which is effective as of July 1, 2006, and the modifications to the Employment Agreement set forth herein shall be incorporated into the terms of the Employment Agreement as follows:

(a)  The first two sentences of Section 4(f) shall be deleted in their entirety and replaced with the following three sentences:

(f)  Salary Deferral.  The Executive may request that the payment of any portion of his base salary and/or bonus for any calendar year be deferred until a specified date or event (the “Deferral Period”) that is permissible under Code Section 409A and the regulations promulgated thereunder.  Such request must be in writing to Boardwalk before the beginning of the calendar year in which the Executive earns the salary and/or bonus that he elects to defer.  If the Board of Directors of Boardwalk approves such request, the Executive will be entitled to receive, within 10 days of the end of the Deferral Period, the deferred portion of his base salary and/or bonus plus interest at a compounded rate of 6% per annum, provided, however, that if payment of amounts deferred under this Section 4(f) is made as a result of the Executive’s termination of employment and the Executive is a “specified employee” as such term is defined in Treas. Reg. § 1-409A-1(i), such payment shall be made on the earlier of (i) the first day of the seventh month after the end of the Deferral Period or (ii) the date of the Executive’s death.  Notwithstanding the immediately preceding sentence, the parties agree that, (i) to the extent that any payments are made from the date of the such termination of employment through March 15 of the calendar year following the date of such termination of employment, such payments are intended to constitute separate payments for purposes of Treas. Reg. § 1.409A-2(b)(2) and thus are payable pursuant to the “short-term deferral” rule set forth in Treas. Reg. § 1-409A-1(b)(4) and (ii) to the extent that such payments are made following said March 15 such payments are intended to constitute separate payments for purposes of Treas. Reg. § 1.409A-2(b)(2) made upon an involuntary termination of termination from service and payable pursuant to Treas. Reg. § 1.409A-1(b)(9)(iii), to the maximum permitted by such regulation.

(b)  Section 5(b) is amended and restated to read in its entirety as follows:

(b)  Notice of Termination.  Executive may voluntarily resign from employment under this Agreement and the provisions of Section 6 will thereupon apply upon the occurrence constituting Good Reason if (i) the Executive delivers to Boardwalk a notice in writing (the “Notice of Termination”) within 90 days after the occurrence of the event constituting Good Reason and (ii) Boardwalk fails to cure the condition giving rise to such right to terminate for Good Reason within 30 days of receipt of such Notice of Termination.  Such resignation under this Section 5(b) shall be effective no more than 60 days after the end of the 30-day cure period described above.

(c)  Section 5(d) shall be amended as follows:

(d)  Change in Control Defined.  For purposes of this Agreement, the term “Change in Control” means any of the following:

(i)  any “person” (as such term is used for purposes of Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) as in effect on the date hereof), other than Boardwalk Bancorp, Inc, a New Jersey business corporation (“Bancorp”), a subsidiary of Bancorp, or an employee benefit plan of Bancorp or a subsidiary of either Bancorp or Boardwalk (including a related trust), becomes the beneficial owner (as determined pursuant to Rule 13d-3 under the Exchange Act), directly or indirectly of securities of Bancorp representing more than 20% of either (A) the combined voting power of Bancorp’s then outstanding voting securities or (B) the aggregate number of shares of Bancorp’s then outstanding common stock;

(ii)  the occurrence of, or execution of an agreement providing for, a sale of all or substantially all of the assets of either Bancorp or Boardwalk to an entity which is not a direct or indirect subsidiary of either Bancorp or Boardwalk;

(iii)  the occurrence of, or execution of an agreement providing for, a reorganization, merger, consolidation or similar transaction involving Bancorp, unless (A) the shareholders of Bancorp immediately prior to the consummation of any such transaction initially thereafter own securities representing at least a majority of the voting power of the surviving or resulting corporation and (B) the directors of Bancorp immediately prior to the consummation of such transaction initially thereafter represent at least a majority of the directors of the surviving or resulting corporation;

(iv)  a plan of liquidation or dissolution, other than pursuant to bankruptcy or insolvency, is adopted for either Bancorp or Boardwalk;

(v)  during any period of two consecutive years, individuals who, at the beginning of such period, constituted the Board of Directors of Bancorp cease to constitute the majority of such Board (unless the election of each new director was expressly or by implication approved by a majority of the Board members who were still in office and who were directors at the beginning of such period); and

(vi)  any other event which is at any time irrevocably designated as a “change in control” for purposes of this Agreement by resolution adopted by a majority of the then non-employee directors of Bancorp.

(d)  Section 6(c) shall be amended as follows:

(c)  Excise Tax Matters in General.  In the event that the amounts and benefits payable to Executive under any provision of this Agreement, when added to other amounts and benefits which may become payable to Executive by Boardwalk or an affiliated company, are such that the Executive becomes subject to the excise tax provisions of Section 4999 of the Internal Revenue Code of 1986, as amended (“Code”), Boardwalk shall pay or cause to be paid to the Executive such additional amount or amounts as will result in his retention (after the payment of all federal, state and local excise, employment and income taxes on such payments and the value of such benefits) of a net amount equal to the net amount he would have retained had the initially calculated payments and benefits been subject only to income and employment taxation.  For purposes of the preceding sentence, Executive shall be deemed to be subject to the highest marginal federal, relevant state and relevant local tax rates.  All calculations required to be made under this subsection shall be made by Bancorp’s independent public accountants, subject to the right of Executive’s representative to review the same.  All such amounts required to be paid shall be paid at the time any withholding may be required (or, if earlier, the time Executive shall be required to pay such amounts) under applicable law, and any additional amounts to which Executive may be entitled shall be paid or reimbursed no later than fifteen (15) days following confirmation of such amount by Bancorp’s independent accountants; provided however, that any payments to be made under this Section 6(c) shall in all events be made no later than the end of the Executive’s taxable year next following the taxable year in which the Executive remits such excise tax payments.  In the event any amounts paid hereunder are subsequently determined to be in error because estimates were required or otherwise, the parties agree to reimburse each other to correct such error, as appropriate, and to pay interest thereon at the applicable federal rate (as determined under Code Section 1274 for the period of time such erroneous amount remained outstanding and unreimbursed).  The parties recognize that the actual implementation of the provisions of this subsection are complex and agree to deal with each other in good faith to resolve any questions or disagreements arising hereunder.

(e)  A new Section 6(e) shall be added to read in its entirety as follows:

(e)  Certain Payments to Specified Employee.  Notwithstanding anything in Sections 6(a) and 6(b) to the contrary, in the event that the Executive’s employment is terminated within the six month period following the occurrence of a Change in Control (pursuant to the Executive exercising his rights under Section 5(c) or otherwise), and on the effective date of such termination of employment the Executive is a “specified employee” as such term is defined in Treas. Reg. § 1-409A-1(i), payments due to the Executive under Sections 6(a) and 6(b) shall be made on the earlier of (i) the first day of the seventh month after the Executive’s termination of employment or (ii) the date of the Executive’s death.  Notwithstanding the foregoing, the parties agree that, to the extent that any payments are made from the date of the occurrence of such Change in Control through March 15 of the calendar year following the occurrence of such Change in Control, such payments are intended to constitute separate payments for purposes of Treas. Reg. § 1.409A-2(b)(2) and thus are payable pursuant to the “short-term deferral” rule set forth in Treas. Reg. § 1-409A-1(b)(4).

2.  Continuation of Employment Agreement.  Except as amended hereby, the Employment Agreement shall continue in full force and effect in accordance with its terms.

3.  Applicable Law.  This amendment to the Employment Agreement shall be governed by and construed in accordance with the domestic laws (but not the law of conflict of laws) of the State of New Jersey.

4.  Representations and Warranties.  The parties hereto represent and warrant to each other that they have carefully read this amendment to the Employment Agreement and consulted with respect thereto with their respective counsel, and that each of them fully understands the content of this amendment to the Employment Agreement and its legal effect.  Each party hereto also represents and warrants that this amendment to the Employment Agreement is a legal, valid and binding obligation of such party which is enforceable against such party in accordance with its terms.

5.  Successors and Assigns.  This amendment to the Employment Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, successors and assigns.  Boardwalk shall require any successor (whether direct, indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of either Bancorp or Boardwalk to expressly assume and agree to perform this amendment to the Employment Agreement, in the same manner and to the same extent that Boardwalk would be required to perform it if no such succession had taken place, unless the provisions hereof will be binding upon such successor by operation of law.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this amendment to the Employment Agreement, or caused it to be executed, as of the date first above written.

BOARDWALK BANK

/s/ Agostino R. Fabietti
Agostino R. Fabietti
Chairperson of the Compensation Committee of the Board of Directors

EXECUTIVE

/s/ Michael D. Devlin
Michael D. Devlin